Exhibit 5.1

September 27, 2017

CohBar, Inc.

1455 Adams Dr., Suite 2050

Menlo Park, CA 94025

Ladies and Gentlemen:

At your request we have examined the Registration Statement on Form S-1 (File No. 333-_____) filed by CohBar, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement”).

The Registration Statement relates to the offering and sale from time to time by the selling stockholders identified therein of an aggregate of 6,876,106 shares of the Company’s common stock (“Common Stock”), consisting of 3,438,053 currently outstanding shares of Common Stock (the “Outstanding Shares”) and 3,483,053 shares of Common Stock (the “Private Placement Warrant Shares”) issuable upon exercise of outstanding Common Stock purchase warrants previously issued to such selling stockholders (the “Private Placement Warrants”).

We have reviewed those documents, corporate records, and other instruments as we have deemed necessary for the purpose of rendering our opinion herein. In rendering the opinions expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies. As to matters of fact which have not been independently established, we have relied upon representations of officers of the Company.

Our opinion is limited to applicable statutory provisions of the Delaware General Corporation Law (the “DGCL”) and federal laws of the United States of America to the extent referred to specifically herein.   We are generally familiar with the DGCL as currently in effect and the judicial decisions thereunder and have made such inquiries and review of matters of fact and law as we determined necessary to render the opinions contained herein. We assume no obligation to revise or supplement this opinion letter in the event of future changes in such laws or the interpretations thereof or such facts.  We express no other opinion regarding the Securities Act, or any other federal or state laws or regulations.

Based on the foregoing, it is our opinion that:

(1) The Private Placement Warrant Shares, when issued and delivered upon exercise of the Private Placement Warrants in the manner and for the consideration stated in such Private Placement Warrants, will be duly authorized, legally issued, fully paid and non-assessable.

(2) Each Outstanding Share is duly authorized, legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion is rendered as of the date first written above. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Sincerely,

/s/ Garvey Schubert Barer

GARVEY SCHUBERT BARER

A partnership of professional corporations